F.N.B. Corporation Reports First Quarter 2023 Earnings
Maintains Strong Liquidity and Capital Position with Stable Deposit Balances and Record Revenue
Return on Average Assets of 1.4% and Return on Average Tangible Common Equity (non-GAAP) of 20%

PITTSBURGH, PA – April 19, 2023 – F.N.B. Corporation (NYSE: FNB) reported earnings for the first quarter of 2023 with net income available to common stockholders of $144.5 million, or $0.40 per diluted common share. Comparatively, first quarter of 2022 net income available to common stockholders totaled $51.0 million, or $0.15 per diluted common share, and fourth quarter of 2022 net income available to common stockholders totaled $137.5 million, or $0.38 per diluted common share.
On an operating basis, first quarter of 2023 earnings per diluted common share (non-GAAP) was $0.40, excluding $2.1 million (pre-tax) of merger-related significant items. By comparison, the first quarter of 2022 was $0.26 per diluted common share (non-GAAP) on an operating basis, excluding $47.8 million (pre-tax) in Howard Bancorp, Inc. (Howard) merger-related significant items and $4.2 million (pre-tax) in branch consolidation costs. The fourth quarter of 2022 was $0.44 per diluted common share (non-GAAP) on an operating basis, excluding $21.9 million (pre-tax) of UB Bancorp (Union) merger-related significant items and $2.8 million (pre-tax) of branch consolidation costs.

“F.N.B. Corporation's first quarter earnings per diluted common share totaled $0.40 with strong momentum on several key performance metrics including return on average tangible common equity (non-GAAP) of 20%, return on average assets of 1.4%, and an efficiency ratio (non-GAAP) of 50.6%,” said F.N.B. Corporation Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr. “Our strong financial performance was due to the consistent execution of our conservative business model and focus on customer primacy which led to stable deposit balances, solid capital with a CET1 ratio of 10% and ample liquidity to cover our uninsured and non-collateralized deposits by 170%.”

“The recent bank failures placed a spotlight on the importance of maintaining a diversified and granular deposit base, conservative and prudent balance sheet management for the long term, and sound risk management policies and governance. These practices have always been integral to FNB’s long-term strategy and are ingrained in our enterprise risk management program. Throughout the industry volatility, the strength of our balance sheet allowed us to increase customer acquisition and deepen existing relationships. FNB has earned our customers’ trust and we promise to uphold that trust as we have positioned the Company to outperform in a wide array of potential economic and industry scenarios.”

First Quarter 2023 Highlights
(All comparisons refer to the first quarter of 2022, except as noted)
•Total average deposits grew $1.2 billion, or 3.7%, led by increases in average time deposits of $1.2 billion, or 42.1%, average non-interest-bearing deposits of $154.6 million, or 1.4%, and average savings deposits of $148.5 million, or 3.8%, more than offsetting the decline in average interest-bearing demand deposits of $323.5 million, or 2.2%. Average deposit growth reflected organic growth in new and existing customer relationships and inflows from the Union acquisition which closed in December 2022.
•On a linked-quarter basis, average deposits increased $274.2 million, or 0.8%, reflecting organic growth in new and existing customer relationships and inflows from the Union acquisition.

•On a linked-quarter basis, period-end deposits decreased $579.7 million, or 1.7%, primarily due to normal seasonal declines in public funds and other corporate deposit balances. From March 8, 2023, to quarter end, total deposit balances decreased slightly by $226 million, or 0.7%, largely due to normal wholesale and retail customer activity. FNB ended the quarter with approximately 76% of deposits insured by the Federal Deposit Insurance Corporation (FDIC) or collateralized.
•Period-end total loans and leases increased $3.8 billion, or 14.3%, which includes the Union-acquired loans. Commercial loans and leases increased $1.9 billion, or 11.0%, and consumer loans increased $1.9 billion, or 20.6%, on a year-over-year basis. FNB’s strong organic loan growth was driven by the continued success of our strategy to grow high-quality loans across our diverse geographic footprint.
•On a linked-quarter basis, period-end total loans and leases increased $418.3 million, or 1.4%, with commercial loans and leases increasing $222.0 million and consumer loans increasing $196.4 million. Average loans and leases increased $1.0 billion, or 3.6%, linked-quarter, with growth of $795.4 million in commercial loans and leases and $254.3 million in consumer loans.
•Net interest income increased $102.6 million, or 43.8%, to $336.7 million primarily due to the benefit of growth in earning assets, the impact from the higher interest rate environment, strong deposit growth and prudent management of deposit betas.
•Net interest margin (FTE) (non-GAAP) increased 95 basis points primarily due to higher yields on loans, investment securities and interest-bearing deposits with banks reflecting the higher interest rate environment.
•On a linked-quarter basis, the net interest margin (FTE) (non-GAAP) increased 3 basis points to 3.56%, as the earning asset yield (non-GAAP) increased 39 basis points while the cost of funds increased 38 basis points.
•The ratio of non-performing loans and other real estate owned (OREO) to total loans and OREO decreased 2 basis points to 0.38%. Total delinquency decreased 6 basis points to 0.60%, compared to 0.66%, and continues to remain at a historically low level.
•Efficiency ratio (non-GAAP) was 50.6%, fueled by higher revenue, compared to 60.7% for the year-ago quarter.
•Common Equity Tier 1 (CET1) regulatory capital ratio was 10.0% (estimated), compared to 9.8% at December 31, 2022, and 10.0% at March 31, 2022. Tangible book value per common share (non-GAAP) of $8.66 increased $0.39, or 4.7%, compared to December 31, 2022. Accumulated other comprehensive income/loss (AOCI) reduced the tangible book value per common share (non-GAAP) by $0.87 as of March 31, 2023, primarily due to the impact of higher interest rates on the fair value of available-for-sale (AFS) securities, a $0.12 improvement compared to a reduction of $0.99 as of December 31, 2022.
•During the first quarter of 2023, the Company repurchased 850,000 shares of common stock at a weighted average share price of $13.78.

Non-GAAP measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release. For more information regarding our use of non-GAAP measures, please refer to the discussion herein under the caption, Use of Non-GAAP Financial Measures and Key Performance Indicators.

Quarterly Results Summary	1Q23	4Q22	1Q22
Reported results
Net income available to common stockholders (millions)	$144.5	$137.5	$51.0
Net income per diluted common share	0.40	0.38	0.15
Book value per common share (period-end)	15.76	15.39	15.19
Pre-provision net revenue (millions)	196.1	204.4	85.0
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$146.1	$157.0	$92.0
Operating net income per diluted common share	0.40	0.44	0.26

Operating pre-provision net revenue (millions)	198.2	219.7	117.8
Average diluted common shares outstanding (thousands)	364,930	357,791	348,926
Significant items impacting earnings[1] (millions)
Pre-tax merger-related expenses	$(2.1)	$(12.5)	$(28.6)
After-tax impact of merger-related expenses	(1.6)	(9.9)	(22.6)
Pre-tax provision expense related to acquisition	—	(9.4)	(19.1)
After-tax impact of provision expense related to acquisition	—	(7.4)	(15.1)
Pre-tax branch consolidation costs	—	(2.8)	(4.2)
After-tax impact of branch consolidation costs	—	(2.2)	(3.3)
Total significant items pre-tax	$(2.1)	$(24.7)	$(51.9)
Total significant items after-tax	$(1.6)	$(19.5)	$(41.0)
Capital measures
Common equity tier 1 (2)	10.0%	9.8%	10.0%
Tangible common equity to tangible assets (period-end) (non-GAAP)	7.50	7.24	7.18
Tangible book value per common share (period-end) (non-GAAP)	$8.66	$8.27	$8.09

(1) Favorable (unfavorable) impact on earnings.
(2) Estimated for 1Q23.

First Quarter 2023 Results – Comparison to Prior-Year Quarter
(All comparisons refer to the first quarter of 2022, except as noted)

Net interest income totaled $336.7 million, an increase of $102.6 million, or 43.8%, compared to $234.1 million, as total average earning assets increased $2.1 billion, or 5.6%, including a $4.2 billion increase in average loans and leases from organic origination activity and acquired Union loans, as well as a $313.3 million increase in average investment securities. These increases were partially funded by excess cash, which decreased by $2.3 billion. In addition to the growth in average earning assets, net interest income benefited from the repricing impact of the higher interest rate environment on earning asset yields, which was partially offset by the higher cost of interest-bearing deposits given customers' preferences migrating toward time deposits.

The net interest margin (FTE) (non-GAAP) increased 95 basis points to 3.56%, as the yield on earning assets (non-GAAP) increased 185 basis points to 4.68%, primarily due to higher yields on loans, investment securities and interest-bearing deposits with banks reflecting the higher interest rate environment. The total cost of funds increased 96 basis points to 1.18% with a 136 basis point increase in interest-bearing deposit costs to 1.50%, as well as an increase of 144 basis points in long-term debt costs reflecting the August 2022 offering of $350 million aggregate principal amount of 5.15% fixed rate senior notes due in 2025. Between March 31, 2022, and March 31, 2023, the Federal Open Market Committee raised the target Federal Funds interest rate by 450 basis points.

Average loans and leases totaled $30.4 billion, an increase of $4.2 billion, or 15.9%, including growth of $2.1 billion in commercial loans and leases and $2.1 billion in consumer loans. The increase in average commercial loans and leases included $1.1 billion, or 17.9%, in commercial and industrial loan growth and $960.9 million, or 9.1%, in commercial real estate growth driven by a combination of organic loan origination activity and the Union acquisition. Organic commercial growth since the year-ago quarter was led by the Pittsburgh, Cleveland and North Carolina markets. The increase in average consumer loans included a $1.4 billion increase in residential mortgages reflecting adjustable-rate mortgages which we held in portfolio on the balance sheet and the continued success of the Physicians First mortgage program, a $325.7 million increase in indirect auto loans and a $283.3 million increase in direct home equity installment loans driven by strong organic loan origination activity throughout 2022.

Average deposits totaled $34.2 billion with growth in average time deposits of $1.2 billion, or 42.1%, average non-interest-bearing demand deposits of $154.6 million, or 1.4%, and average savings deposits of $148.5 million, or 3.8%, more than offsetting the decline in average interest-bearing demand deposits of $323.5 million, or 2.2%. The increase in average deposits reflected organic growth in new and existing customer relationships and inflows from the Union acquisition. The funding mix shifted slightly from year-ago quarter levels with non-interest-bearing deposits comprising 33% of total deposits at March 31, 2023, compared to 35% as of March 31, 2022, reflecting customers' preferences migrating toward time deposits in a higher interest rate environment.

Non-interest income totaled $79.4 million, an increase of $1.1 million, or 1.4%, compared to the first quarter of 2022. Wealth management totaled a record $18.0 million, increasing $2.0 million, or 12.2%, with strong transaction activity across the footprint. Service charges increased $1.1 million, or 3.6%, driven by treasury management services and interchange fees, offsetting the expected decline in overdraft and non-sufficient fund service charges from the overdraft practice changes that FNB implemented in the first quarter of 2023. Capital markets income totaled $6.8 million, a slight decrease of $0.3 million, or 4.7%, due to a decrease in swap fees that was partially offset by solid contributions from syndications, international banking, and debt capital markets income. Mortgage banking operations income decreased $1.8 million as secondary market revenue and mortgage held-for-sale pipelines declined from 2022 levels given the sharp increase in mortgage rates and adjustable-rate mortgage originations which we held in portfolio on the balance sheet.

Non-interest expense totaled $219.9 million, decreasing $7.5 million, or 3.3%. On an operating basis (non-GAAP), non-interest expense totaled $217.9 million, an increase of $23.2 million, or 11.9%, compared to the first quarter of 2022. Salaries and benefits increased $8.1 million, or 7.2%, due to annual merit increases, reduced salary deferrals given lower loan origination volumes and the addition of the acquired Howard and Union expense bases. Included in salaries and employee benefits in the first quarter of 2023 and 2022 were $6.7 million and $6.2 million, respectively, related to normal seasonal long-term compensation expense. Net occupancy and equipment increased $3.2 million, or 9.0%, primarily from the acquired Howard and Union expense bases, as well as technology-related investments. Outside services increased $2.4 million, or 13.9%, with higher volume-related technology and third-party costs, as well as the acquired Howard and Union expense bases. The efficiency ratio (non-GAAP) equaled 50.6%, compared to 60.7%, reflecting the strong operating leverage gained from higher revenue.

The ratio of non-performing loans and OREO to total loans and OREO decreased 2 basis points to 0.38%. Total delinquency decreased 6 basis points to 0.60%, compared to 0.66% at March 31, 2022, and continues to remain at a historically low level.

The provision for credit losses was $14.1 million, compared to $18.0 million in the first quarter of 2022. The provision for credit losses in the first quarter of 2022 included $19.1 million of initial provision for non-purchase credit deteriorated (non-PCD) loans associated with the Howard acquisition. The provision for credit losses for the first quarter of 2023 was primarily due to loan growth, CECL-related model impacts from forecasted macroeconomic conditions, and charge-off activity. The first quarter of 2023 reflected net charge-offs of $13.2 million, or 0.18% annualized of total average loans, compared to $1.9 million, or 0.03% annualized, in the first quarter of 2022. While slightly elevated from the year-ago quarter, net charge-offs remain at historically low levels and utilized $7.9 million of previously-established specific reserves. The allowance for credit losses (ACL) was $403.4 million, an increase of $32.8 million, with the ratio of the ACL to total loans and leases decreasing 7 basis points to 1.32%, reflecting the strong loan growth.

The effective tax rate was 19.5%, compared to 20.9% in the first quarter of 2022, driven by higher deduction levels from employee stock compensation vesting.

The CET1 regulatory capital ratio was 10.0% (estimated) at both March 31, 2023 and March 31, 2022. Tangible book value per common share (non-GAAP) was $8.66 at March 31, 2023, an increase of $0.57, or 7.0%, from $8.09 at March 31, 2022. AOCI reduced the current quarter tangible book value per common share (non-GAAP) by $0.87, compared to a reduction of $0.57 at the end of the year-ago quarter, primarily due to the increase in unrealized losses on AFS securities resulting from the higher interest rate environment.

First Quarter 2023 Results – Comparison to Prior Quarter
(All comparisons refer to the fourth quarter of 2022, except as noted)

Net interest income totaled $336.7 million, an increase of $1.8 million, or 0.5%, from the prior quarter total of $334.9 million, primarily due to growth in average earning assets and benefits from the higher interest rate environment, partially offset by two fewer days in the quarter. The resulting net interest margin (FTE) (non-GAAP) increased 3 basis points to 3.56%, driven by higher yields on new loan originations, as well as the diligent management of deposit costs. The FOMC raised the target Federal Funds interest rate by a total of 50 basis points during the first quarter of 2023.

Total average earning assets increased $536.6 million, or 1.4%, to $38.6 billion. The total yield on earning assets (non-GAAP) increased 39 basis points to 4.68%, due to higher yields on loans, investment securities and interest-bearing deposits with banks. The total cost of funds increased 38 basis points to 1.18%, as the total cost of borrowings increased 52 basis points to 3.49% and the cost of interest-bearing deposits increased 52 basis points to 1.50%, partially offset by the contribution of non-interest bearing deposits.

Average loans and leases totaled $30.4 billion, an increase of $1.0 billion, or 3.6%, as average commercial loans and leases increased $795.4 million, or 4.3%, and average consumer loans increased $254.3 million, or 2.4%, compared to the fourth quarter of 2022. Average commercial loans and leases included growth of $534.1 million, or 4.9%, in commercial real estate and $268.8 million, or 3.9%, in commercial and industrial loans. The organic quarterly growth in commercial loans and leases was led by the Pittsburgh, Charlotte and South Carolina markets. Consumer loan growth reflected average residential mortgages increasing $290.3 million, or 5.7%, driven by organic loan origination activity, reflecting growth in adjustable-rate mortgages and the continued success of the Physicians First mortgage program, which was partially offset by average direct home equity installment loan balances decreasing $25.7 million, or 0.9%.

Average deposits totaled $34.2 billion, increasing $274.2 million, or 0.8%, with time deposits increasing $1.1 billion, or 33.6%, more than offsetting the decreases in interest-bearing demand deposits of $373.1 million, or 2.5%, non-interest-bearing deposits of $344.3 million, or 2.9%, and savings balances of $60.1 million, or 1.5%, reflecting the shift in customers' preferences to time deposit accounts. The loan-to-deposit ratio was 89.7% at March 31, 2023, compared to 87.0% at December 31, 2022, reflecting loan growth outpacing seasonally lower deposits in the first quarter of 2023.

Non-interest income totaled $79.4 million, a $1.2 million, or 1.5%, decrease from the prior quarter. Capital markets income decreased $3.2 million, or 32.2%, due to lower syndications and swap fees compared to very strong levels in the fourth quarter of 2022. Service charges decreased $2.9 million, or 8.1%, reflecting normal seasonality and the expected decline in overdraft and non-sufficient fund service charges from the overdraft practice changes that FNB implemented in the first quarter of 2023. Insurance commissions and fees increased $3.3 million, or 72.8%, reflecting strong overall production in the first quarter, as well as seasonal growth. Mortgage banking operations income increased $2.1 million, or 79.1%, reflecting a 5% increase in sold mortgage volume and improved gain on sale margins. Wealth management increased $2.4 million, or 15.4%, to a record $18.0 million with an increase of 18.6% in securities commissions and fees and 13.2% in trust services.

Non-interest expense totaled $219.9 million, an increase of $8.8 million, or 4.2%. On an operating basis (non-GAAP), non-interest expense increased $22.1 million, or 11.3%, compared to the prior quarter. Salaries and employee benefits increased $16.7 million, or 16.1%, primarily due to normal seasonal long-term compensation expense of $6.7 million, as well as seasonally higher employer-paid payroll taxes, reduced salary deferrals given lower loan origination volumes, and the addition of the acquired Union expense base. Bank shares and franchise tax increased $2.1 million, or 105.4%, due to the recognition of state tax credits in the prior quarter. FDIC insurance increased $1.8 million, or 33.8%, reflecting the previously announced FDIC assessment rate increase which was effective in the first quarter of 2023. Amortization of intangibles increased $1.6 million, or 44.4%, related to the Union core deposit intangible. Other non-interest expense decreased $2.3 million, or 11.0%, primarily from charitable contributions that qualified for Pennsylvania bank shares tax credits in the fourth quarter of 2022. Marketing decreased $0.9 million, or 19.4%, due to the timing of digital advertising spend and campaigns. The efficiency ratio (non-GAAP) equaled 50.6%, compared to 45.8%, reflecting the seasonally higher operating expense levels.

The ratio of non-performing loans and OREO to total loans and OREO decreased 1 basis point to 0.38%. Total delinquency decreased 11 basis points to 0.60%, compared to 0.71% at December 31, 2022, remaining at historically low levels.

The provision for credit losses was $14.1 million, compared to $28.6 million, with the prior quarter reflecting $9.4 million of initial provision for non-PCD loans associated with the Union acquisition. The first quarter of 2023 reflected net charge-offs of $13.2 million, or 0.18% annualized of total average loans, compared to $11.9 million, or 0.16% annualized. The ACL was $403.4 million, an increase of $1.7 million, with the ratio of the ACL to total loans and leases stable at 1.32% at March 31, 2023, compared to 1.33% at December 31, 2022.

The effective tax rate was 19.5%, compared to 20.6% for the fourth quarter of 2022, driven by higher deduction levels from employee stock compensation vesting.

The CET1 regulatory capital ratio was 10.0% (estimated), increasing from 9.8% at December 31, 2022, benefiting from the strong retained earnings growth in the quarter. Tangible book value per common share (non-GAAP) was $8.66 at March 31, 2023, an increase of $0.39 per share from December 31, 2022. AOCI reduced the current quarter-end tangible book value per common share (non-GAAP) by $0.87 reflecting unrealized losses on AFS securities caused by the higher interest rate environment, a $0.12 improvement compared to a reduction of $0.99 at the end of the prior quarter.

Use of Non-GAAP Financial Measures and Key Performance Indicators
To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common stockholders, operating earnings per diluted common share, return on average tangible equity, return on average tangible common equity, operating return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible equity to tangible assets, the ratio of tangible common equity to tangible assets, pre-provision net revenue, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.

These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for, or superior to, our reported results prepared in accordance with GAAP. When non-GAAP financial measures are disclosed, the Securities and Exchange Commission's (SEC) Regulation G

requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included later in this release under the heading “Reconciliations of Non-GAAP Financial Measures and Key Performance Indicators to GAAP.”

Management believes items such as merger expenses and branch consolidation costs are not organic to run our operations and facilities. These items are considered significant items impacting earnings as they are deemed to be outside of ordinary banking activities. The merger expenses and branch consolidation costs principally represent expenses to satisfy contractual obligations of the acquired entity or closed branch without any useful ongoing benefit to us. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.

To facilitate peer comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP). Taxable-equivalent amounts for the 2023 and 2022 periods were calculated using a federal statutory income tax rate of 21%.

Cautionary Statement Regarding Forward-Looking Information
This document may contain statements regarding F.N.B. Corporation’s outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset quality levels, financial position and other matters regarding or affecting our current or future business and operations. These statements can be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve various assumptions, risks and uncertainties which can change over time. Actual results or future events may be different from those anticipated in our forward-looking statements and may not align with historical performance and events. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance upon such statements. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "will," "should," "project," "goal," and other similar words and expressions. We do not assume any duty to update forward-looking statements, except as required by federal securities laws.

FNB’s forward-looking statements are subject to the following principal risks and uncertainties:

•Our business, financial results and balance sheet values are affected by business, economic and political circumstances, including, but not limited to: (i) developments with respect to the U.S. and global financial markets; (ii) actions by the Federal Reserve Board, Federal Deposit Insurance Corporation, Consumer Financial Protection Bureau, U.S. Treasury Department, Office of the Comptroller of the Currency and other governmental agencies, especially those that impact money supply, market interest rates or otherwise affect business activities of the financial services industry; (iii) a slowing of the U.S. economy in general and regional and local economies within our market area; (iv) inflation concerns; (v) the impacts of tariffs or other trade policies of the U.S. or its global trading partners; and (vi) the sociopolitical environment in the U.S.
•Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.
•Competition can have an impact on customer acquisition, growth and retention, and on credit spreads, deposit gathering and product pricing, which can affect market share, loans, deposits and revenues. Our ability to anticipate, react quickly and continue to respond to technological changes and potential additional COVID-19 challenges can also impact our ability to respond to customer needs and meet competitive demands.
•Business and operating results can also be affected by widespread natural and other disasters, pandemics and post-pandemic return to normalcy, global events, including the Ukraine-Russia conflict, shortages of labor, supply chain disruptions and shipping delays, terrorist activities, system failures, security breaches, significant political events, cyber-attacks or international hostilities through impacts on the economy and financial markets generally, or on us or our counterparties specifically.
•Legal, regulatory and accounting developments could have an impact on our ability to operate and grow our businesses, financial condition, results of operations, competitive position, and reputation. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and the ability to attract and retain talent. These developments could include:
◦Policies and priorities of the current U.S. presidential administration, including legislative and regulatory reforms, different approaches to supervisory or enforcement priorities, changes affecting oversight of the financial services industry, regulatory obligations or restrictions, consumer protection, taxes, employee benefits, compensation practices, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.
◦Changes to regulations or accounting standards governing bank capital requirements, loan loss reserves and liquidity standards.
◦Changes in monetary and fiscal policies, including interest rate policies and strategies of the FOMC.
◦Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or inquiries. These matters may result in monetary judgments or settlements, enforcement actions or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to FNB.
◦Results of the regulatory examination and supervision process, including our failure to satisfy requirements imposed by the federal bank regulatory agencies or other governmental agencies.
◦Business and operating results are affected by our ability to effectively identify and manage risks inherent in our businesses, including, where appropriate, through effective use of policies, processes, systems and controls, third-party insurance, derivatives, and capital and liquidity management techniques.
◦The impact on our financial condition, results of operations, financial disclosures and future business strategies related to the impact on the allowance for credit losses due to changes in forecasted macroeconomic conditions as a result of applying the “current expected credit loss” accounting standard, or CECL.
◦A failure or disruption in or breach of our operational or security systems or infrastructure, or those of third parties, including as a result of cyber-attacks or campaigns.
•The COVID-19 pandemic and the federal, state, and local regulatory and governmental actions implemented in response to COVID-19 have resulted in increased volatility of the financial markets and national and local economic conditions, supply chain challenges, rising inflationary pressures, increased levels of unemployment and business failures, and the potential to have a material impact on, among other things, our business, financial condition, results of operations, liquidity, or on our management, employees, customers and critical vendors and suppliers. In view of the many unknowns associated with the COVID-19 pandemic, our forward-looking statements continue to be subject to various conditions that may be substantially different in the future than what we are currently experiencing or expecting, including, but not limited to, challenging headwinds for the U.S. economy and labor market and the possible change in commercial and consumer customer fundamentals, expectations and sentiments. As a result of the COVID-19 impact, including uncertainty regarding the potential impact of continuing variant mutations of the virus, U.S. government responsive measures to manage it or provide financial relief, the uncertainty regarding its duration and the success of vaccination efforts, it is possible the pandemic may have a material adverse impact on our business, operations and financial performance.

The risks identified here are not exclusive or the types of risks FNB may confront and actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described under Item 1A Risk Factors and the Risk Management sections of our 2022 Annual Report on Form 10-K, our subsequent 2023 Quarterly Reports on Form 10-Q (including the risk factors and risk management discussions) and our other 2023 filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/investor-information/reports-and-filings or the SEC’s website at www.sec.gov. More specifically, our forward-looking statements may be subject to the evolving risks and uncertainties related to the COVID-19 pandemic and its macro-economic impact and the resulting governmental, business and societal responses to it. We have included our web address as an inactive textual reference only. Information on our website is not part of our SEC filings.

Conference Call
F.N.B. Corporation (NYSE: FNB) announced the financial results for the first quarter of 2023 on Wednesday, April 19, 2023. Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, plan to host a conference call to discuss the Company’s financial results on Thursday, April 20, 2023, at 8:30 AM ET.

Participants are encouraged to pre-register for the conference call at https://dpregister.com/sreg/10176840/f8b054e198. Callers who pre-register will be provided a conference passcode and unique PIN to bypass the live operator and gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time.

Dial-in Access: The conference call may be accessed by dialing (844) 802-2440 (for domestic callers) or (412) 317-5133 (for international callers). Participants should ask to be joined into the F.N.B. Corporation call.

Webcast Access: The audio-only call and related presentation materials may be accessed via webcast through the “About Us” tab of the Corporation’s website at www.fnbcorporation.com and clicking on “Investor Relations” then “Investor Conference Calls.” Access to the live webcast will begin approximately 30 minutes prior to the start of the call.

Presentation Materials: Presentation slides and the earnings release will also be available on the Corporation’s website at www.fnbcorporation.com by accessing the “About Us” tab and clicking on “Investor Relations" then "Investor Conference Calls."

A replay of the call will be available shortly after the completion of the call until midnight ET on Friday, April 29, 2023. The replay can be accessed by dialing 877-344-7529 (for domestic callers) or 412-317-0088 (for international callers); the conference replay access code is 4795805. Following the call, a link to a replay of the webcast and the related presentation materials will be posted to the “Investor Relations” section of F.N.B. Corporation’s website at www.fnbcorporation.com.

About F.N.B. Corporation
F.N.B. Corporation (NYSE: FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina; and Charleston, South Carolina. The Company has total assets of more than $44 billion and approximately 350 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina, Washington, D.C. and Virginia.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

###
Analyst/Institutional Investor Contact:
Lisa Hajdu, 412-385-4773
hajdul@fnb-corp.com

Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)				% Variance
				1Q23	1Q23
	1Q23	4Q22	1Q22	4Q22	1Q22
Interest Income
Loans and leases, including fees	$393,993	$356,980	$221,323	10.4	78.0
Securities:
Taxable	35,713	34,844	24,023	2.5	48.7
Tax-exempt	7,144	6,762	6,727	5.6	6.2
Other	6,653	9,296	1,507	(28.4)	341.5
Total Interest Income	443,503	407,882	253,580	8.7	74.9
Interest Expense
Deposits	84,092	54,611	7,685	54.0	994.2
Short-term borrowings	9,744	6,838	5,802	42.5	67.9
Long-term borrowings	13,013	11,544	6,017	12.7	116.3
Total Interest Expense	106,849	72,993	19,504	46.4	447.8
Net Interest Income	336,654	334,889	234,076	0.5	43.8
Provision for credit losses	14,061	28,637	17,959	(50.9)	(21.7)
Net Interest Income After Provision for Credit Losses	322,593	306,252	216,117	5.3	49.3
Non-Interest Income
Service charges	32,640	35,536	31,515	(8.1)	3.6
Trust services	10,611	9,371	10,349	13.2	2.5
Insurance commissions and fees	7,787	4,506	7,605	72.8	2.4
Securities commissions and fees	7,382	6,225	5,691	18.6	29.7
Capital markets income	6,793	10,016	7,127	(32.2)	(4.7)
Mortgage banking operations	4,855	2,711	6,667	79.1	(27.2)
Dividends on non-marketable equity securities	4,108	3,775	2,150	8.8	91.1
Bank owned life insurance	2,825	2,612	2,642	8.2	6.9
Other	2,388	5,861	4,576	(59.3)	(47.8)
Total Non-Interest Income	79,389	80,613	78,322	(1.5)	1.4
Non-Interest Expense
Salaries and employee benefits	120,247	103,558	112,189	16.1	7.2
Net occupancy	17,370	18,635	18,189	(6.8)	(4.5)
Equipment	22,072	20,327	18,005	8.6	22.6
Amortization of intangibles	5,119	3,545	3,227	44.4	58.6
Outside services	19,398	19,655	17,033	(1.3)	13.9
Marketing	3,701	4,594	3,256	(19.4)	13.7
FDIC insurance	7,119	5,322	4,574	33.8	55.6
Bank shares and franchise taxes	4,172	2,031	4,027	105.4	3.6
Merger-related	2,052	12,498	28,629	(83.6)	(92.8)
Other	18,667	20,970	18,297	(11.0)	2.0
Total Non-Interest Expense	219,917	211,135	227,426	4.2	(3.3)
Income Before Income Taxes	182,065	175,730	67,013	3.6	171.7
Income taxes	35,560	36,259	14,015	(1.9)	153.7
Net Income	146,505	139,471	52,998	5.0	176.4
Preferred stock dividends	2,010	2,011	2,010	—	—
Net Income Available to Common Stockholders	$144,495	$137,460	$50,988	5.1	183.4
Earnings per Common Share
Basic	$0.40	$0.39	$0.15	2.6	166.7
Diluted	0.40	0.38	0.15	5.3	166.7
Cash Dividends per Common Share	0.12	0.12	0.12	—	—

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)				% Variance
				1Q23	1Q23
	1Q23	4Q22	1Q22	4Q22	1Q22
Assets
Cash and due from banks	$445	$443	$436	0.5	2.1
Interest-bearing deposits with banks	1,278	1,231	3,421	3.8	(62.6)
Cash and Cash Equivalents	1,723	1,674	3,857	2.9	(55.3)
Securities available for sale	3,201	3,275	3,446	(2.3)	(7.1)
Securities held to maturity	4,073	4,087	3,513	(0.3)	15.9
Loans held for sale	100	124	253	(19.4)	(60.5)
Loans and leases, net of unearned income	30,673	30,255	26,839	1.4	14.3
Allowance for credit losses on loans and leases	(403)	(402)	(371)	0.2	8.6
Net Loans and Leases	30,270	29,853	26,468	1.4	14.4
Premises and equipment, net	452	432	394	4.6	14.7
Goodwill	2,477	2,477	2,434	—	1.8
Core deposit and other intangible assets, net	84	89	59	(5.6)	42.4
Bank owned life insurance	655	653	627	0.3	4.5
Other assets	1,111	1,061	971	4.7	14.4
Total Assets	$44,146	$43,725	$42,022	1.0	5.1
Liabilities
Deposits:
Non-interest-bearing demand	$11,297	$11,916	$11,729	(5.2)	(3.7)
Interest-bearing demand	14,091	15,100	15,256	(6.7)	(7.6)
Savings	4,053	4,142	3,970	(2.1)	2.1
Certificates and other time deposits	4,749	3,612	2,949	31.5	61.0
Total Deposits	34,190	34,770	33,904	(1.7)	0.8
Short-term borrowings	2,149	1,372	1,425	56.6	50.8
Long-term borrowings	1,298	1,093	713	18.8	82.0
Other liabilities	721	837	541	(13.9)	33.3
Total Liabilities	38,358	38,072	36,583	0.8	4.9
Stockholders' Equity
Preferred stock	107	107	107	—	—
Common stock	4	4	4	—	—
Additional paid-in capital	4,693	4,696	4,560	(0.1)	2.9
Retained earnings	1,471	1,370	1,118	7.4	31.6
Accumulated other comprehensive loss	(315)	(357)	(202)	(11.8)	55.9
Treasury stock	(172)	(167)	(148)	3.0	16.2
Total Stockholders' Equity	5,788	5,653	5,439	2.4	6.4
Total Liabilities and Stockholders' Equity	$44,146	$43,725	$42,022	1.0	5.1

F.N.B. CORPORATION AND SUBSIDIARIES	1Q23			4Q22			1Q22
(Dollars in thousands)		Interest			Interest			Interest
(Unaudited)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$817,910	$6,653	3.30%	$1,309,760	$9,268	2.81%	$3,105,599	$1,507	0.20%
Federal funds sold	—	—	—	1,984	29	5.81	—	—	—
Taxable investment securities (2)	6,214,311	35,476	2.28	6,255,161	34,597	2.21	5,930,948	23,785	1.60
Non-taxable investment securities (1)	1,055,189	9,159	3.47	1,017,886	8,729	3.43	1,025,284	8,732	3.41
Loans held for sale	116,164	1,594	5.51	131,916	1,916	5.80	259,362	2,392	3.70
Loans and leases (1) (3)	30,410,376	393,895	5.24	29,360,681	356,461	4.82	26,238,804	219,762	3.39
Total Interest Earning Assets (1)	38,613,950	446,777	4.68	38,077,388	411,000	4.29	36,559,997	256,178	2.83
Cash and due from banks	442,712			437,525			410,716
Allowance for credit losses	(405,705)			(392,354)			(360,392)
Premises and equipment	442,441			429,411			378,090
Other assets	4,328,511			4,199,369			4,132,660
Total Assets	$43,421,909			$42,751,339			$41,121,071
Liabilities
Deposits:
Interest-bearing demand	$14,596,006	52,278	1.45	$14,969,143	40,684	1.08	$14,919,488	3,416	0.09
Savings	4,023,568	7,853	0.79	4,083,662	5,406	0.53	3,875,020	143	0.01
Certificates and other time	4,182,700	23,961	2.32	3,130,927	8,521	1.08	2,944,377	4,126	0.57
Total interest-bearing deposits	22,802,274	84,092	1.50	22,183,732	54,611	0.98	21,738,885	7,685	0.14
Short-term borrowings	1,561,343	9,744	2.53	1,389,753	6,838	1.95	1,509,971	5,802	1.56
Long-term borrowings	1,082,040	13,013	4.88	1,066,962	11,544	4.29	709,817	6,017	3.44
Total Interest-Bearing Liabilities	25,445,657	106,849	1.70	24,640,447	72,993	1.18	23,958,673	19,504	0.33
Non-interest-bearing demand deposits	11,410,506			11,754,813			11,255,917
Total Deposits and Borrowings	36,856,163		1.18	36,395,260		0.80	35,214,590		0.22
Other liabilities	834,106			847,462			457,587
Total Liabilities	37,690,269			37,242,722			35,672,177
Stockholders' Equity	5,731,640			5,508,617			5,448,894
Total Liabilities and Stockholders' Equity	$43,421,909			$42,751,339			$41,121,071
Net Interest Earning Assets	$13,168,293			$13,436,941			$12,601,324
Net Interest Income (FTE) (1)		339,928			338,007			236,674
Tax Equivalent Adjustment		(3,274)			(3,118)			(2,598)
Net Interest Income		$336,654			$334,889			$234,076
Net Interest Spread			2.98%			3.11%			2.50%
Net Interest Margin (1)			3.56%			3.53%			2.61%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	1Q23	4Q22	1Q22
Performance Ratios
Return on average equity	10.37%	10.04%	3.94%
Return on average tangible equity (1)	19.27	18.78	7.50
Return on average tangible common equity (1)	19.68	19.19	7.49
Return on average assets	1.37	1.29	0.52
Return on average tangible assets (1)	1.49	1.40	0.58
Net interest margin (FTE) (2)	3.56	3.53	2.61
Yield on earning assets (FTE) (2)	4.68	4.29	2.83
Cost of interest-bearing deposits	1.50	0.98	0.14
Cost of interest-bearing liabilities	1.70	1.18	0.33
Cost of funds	1.18	0.80	0.22
Efficiency ratio (1)	50.60	45.82	60.66
Effective tax rate	19.53	20.63	20.91
Capital Ratios
Equity / assets (period end)	13.11	12.93	12.94
Common equity / assets (period end)	12.87	12.68	12.69
Common equity tier 1 (3)	10.0	9.8	10.0
Leverage ratio	8.70	8.64	8.28
Tangible equity / tangible assets (period end) (1)	7.76	7.50	7.45
Tangible common equity / tangible assets (period end) (1)	7.50	7.24	7.18
Common Stock Data
Average diluted common shares outstanding	364,930,288	357,790,766	348,926,046
Period end common shares outstanding	360,359,857	360,470,110	350,911,030
Book value per common share	$15.76	$15.39	$15.19
Tangible book value per common share (1)	8.66	8.27	8.09
Dividend payout ratio (common)	30.30%	30.98%	83.74%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(3)
March 31, 2023 Common Equity Tier 1 ratio is an estimate and reflects the election of a five-year transition to delay the full impact of CECL on regulatory capital for two years, followed by a three-year transition period.

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)
				% Variance
				1Q23	1Q23
	1Q23	4Q22	1Q22	4Q22	1Q22
Balances at period end
Loans and Leases:
Commercial real estate	$11,528	$11,526	$10,746	—	7.3
Commercial and industrial	7,246	7,131	6,220	1.6	16.5
Commercial leases	562	519	471	8.3	19.3
Other	176	114	144	54.4	22.2
Commercial loans and leases	19,512	19,290	17,581	1.2	11.0
Direct installment	2,752	2,784	2,568	(1.1)	7.2
Residential mortgages	5,589	5,297	4,188	5.5	33.5
Indirect installment	1,525	1,553	1,216	(1.8)	25.4
Consumer LOC	1,295	1,331	1,286	(2.7)	0.7
Consumer loans	11,161	10,965	9,258	1.8	20.6
Total loans and leases	$30,673	$30,255	$26,839	1.4	14.3
Note: Loans held for sale were $100, $124 and $253 at 1Q23, 4Q22, and 1Q22, respectively.
				% Variance
Average balances				1Q23	1Q23
Loans and Leases:	1Q23	4Q22	1Q22	4Q22	1Q22
Commercial real estate	$11,519	$10,985	$10,558	4.9	9.1
Commercial and industrial	7,189	6,920	6,098	3.9	17.9
Commercial leases	534	504	482	5.9	10.7
Other	131	168	113	(22.1)	15.7
Commercial loans and leases	19,373	18,577	17,252	4.3	12.3
Direct installment	2,763	2,789	2,480	(0.9)	11.4
Residential mortgages	5,423	5,132	4,016	5.7	35.0
Indirect installment	1,540	1,544	1,214	(0.2)	26.8
Consumer LOC	1,312	1,318	1,276	(0.5)	2.8
Consumer loans	11,038	10,783	8,987	2.4	22.8
Total loans and leases	$30,410	$29,361	$26,239	3.6	15.9

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)				% Variance
(Unaudited)				1Q23	1Q23
Asset Quality Data	1Q23	4Q22	1Q22	4Q22	1Q22
Non-Performing Assets
Non-performing loans	$113	$113	$102	—	10.8
Other real estate owned (OREO)	6	6	8	—	(25.0)
Non-performing assets	$119	$119	$110	—	8.2
Non-performing loans / total loans and leases	0.37%	0.37%	0.38%
Non-performing assets + 90 days past due / total loans and leases + OREO	0.41	0.44	0.44
Delinquency
Loans 30-89 days past due	$63	$91	$68	(30.8)	(7.4)
Loans 90+ days past due	7	12	9	(41.7)	(22.2)
Non-accrual loans	113	113	102	—	10.8
Past due and non-accrual loans	$183	$216	$179	(15.3)	2.2
Past due and non-accrual loans / total loans and leases	0.60%	0.71%	0.66%

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)				% Variance
(Unaudited)				1Q23	1Q23
Allowance on Loans and Leases and Allowance for Unfunded Loan Commitments Rollforward	1Q23	4Q22	1Q22	4Q22	1Q22
Allowance for Credit Losses on Loans and Leases
Balance at beginning of period	$401.7	$385.3	$344.3	4.2	16.7
Provision for credit losses	14.9	26.5	18.2	(43.8)	(18.3)
Net loan (charge-offs)/recoveries	(13.2)	(11.9)	(1.9)	10.9	599.0
Allowance for purchased credit deteriorated (PCD) loans and leases at acquisition	—	1.8	10.0
Allowance for credit losses on loans and leases	$403.4	$401.7	$370.6	0.4	8.8
Allowance for Unfunded Loan Commitments
Allowance for unfunded loan commitments balance at beginning of period	$21.4	$19.4	$19.2	10.5	11.6
Provision (reduction in allowance) for unfunded loan commitments / other adjustments	(0.9)	2.0	(0.3)	(145.7)	172.1
Allowance for unfunded loan commitments	$20.5	$21.4	$18.8	(4.3)	8.7
Total allowance for credit losses on loans and leases and allowance for unfunded loan commitments	$423.9	$423.1	$389.5	0.2	8.8
Allowance for credit losses on loans and leases / total loans and leases	1.32%	1.33%	1.38%
Allowance for credit losses on loans and leases / total non-performing loans	356.1	354.3	365.0
Net loan charge-offs (annualized) / total average loans and leases	0.18	0.16	0.03

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS TO GAAP
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers. The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP. The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.
				% Variance
				1Q23	1Q23
	1Q23	4Q22	1Q22	4Q22	1Q22
Operating net income available to common stockholders:
(Dollars in thousands)
Net income available to common stockholders	$144,495	$137,460	$50,988
Merger-related expense	2,052	12,498	28,629
Tax benefit of merger-related expense	(431)	(2,624)	(6,012)
Provision expense related to acquisitions	—	9,388	19,127
Tax benefit of provision expense related to acquisitions	—	(1,971)	(4,017)
Branch consolidation costs	—	2,838	4,178
Tax benefit of branch consolidation costs	—	(596)	(877)
Operating net income available to common stockholders (non-GAAP)	$146,116	$156,993	$92,016	(6.9)	58.8

Operating earnings per diluted common share:
Earnings per diluted common share	$0.40	$0.38	$0.15
Merger-related expense	0.01	0.03	0.08
Tax benefit of merger-related expense	—	(0.01)	(0.02)
Provision expense related to acquisitions	—	0.03	0.05
Tax benefit of provision expense related to acquisitions	—	(0.01)	(0.01)
Branch consolidation costs	—	0.01	0.01
Tax benefit of branch consolidation costs	—	—	—
Operating earnings per diluted common share (non-GAAP)	$0.40	$0.44	$0.26	(9.1)	53.8

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	1Q23	4Q22	1Q22
Return on average tangible equity:
(Dollars in thousands)
Net income (annualized)	$594,159	$553,337	$214,935
Amortization of intangibles, net of tax (annualized)	16,402	11,110	10,339
Tangible net income (annualized) (non-GAAP)	$610,561	$564,447	$225,274

Average total stockholders' equity	$5,731,640	$5,508,617	$5,448,894
Less: Average intangible assets (1)	(2,563,569)	(2,502,697)	(2,444,395)
Average tangible stockholders' equity (non-GAAP)	$3,168,071	$3,005,920	$3,004,499

Return on average tangible equity (non-GAAP)	19.27%	18.78%	7.50%
Return on average tangible common equity:
(Dollars in thousands)
Net income available to common stockholders (annualized)	$586,007	$545,358	$206,787
Amortization of intangibles, net of tax (annualized)	16,402	11,110	10,339
Tangible net income available to common stockholders (annualized) (non-GAAP)	$602,409	$556,468	$217,126

Average total stockholders' equity	$5,731,640	$5,508,617	$5,448,894
Less: Average preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,563,569)	(2,502,697)	(2,444,395)
Average tangible common equity (non-GAAP)	$3,061,189	$2,899,038	$2,897,617

Return on average tangible common equity (non-GAAP)	19.68%	19.19%	7.49%
Operating return on average tangible common equity:
(Dollars in thousands)
Operating net income available to common stockholders (annualized)	$592,582	$622,853	$373,176
Amortization of intangibles, net of tax (annualized)	16,402	11,110	10,339
Tangible operating net income available to common stockholders (annualized) (non-GAAP)	$608,984	$633,963	$383,515

Average total stockholders' equity	$5,731,640	$5,508,617	$5,448,894
Less: Average preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,563,569)	(2,502,697)	(2,444,395)
Average tangible common equity (non-GAAP)	$3,061,189	$2,899,038	$2,897,617

Operating return on average tangible common equity (non-GAAP)	19.89%	21.87%	13.24%
Return on average tangible assets:
(Dollars in thousands)
Net income (annualized)	$594,159	$553,337	$214,935
Amortization of intangibles, net of tax (annualized)	16,402	11,110	10,339
Tangible net income (annualized) (non-GAAP)	$610,561	$564,447	$225,274

Average total assets	$43,421,909	$42,751,339	$41,121,071
Less: Average intangible assets (1)	(2,563,569)	(2,502,697)	(2,444,395)
Average tangible assets (non-GAAP)	$40,858,340	$40,248,642	$38,676,676

Return on average tangible assets (non-GAAP)	1.49%	1.40%	0.58%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	1Q23	4Q22	1Q22
Tangible book value per common share:
(Dollars in thousands, except per share data)
Total stockholders' equity	$5,787,383	$5,653,364	$5,438,595
Less: Preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Intangible assets (1)	(2,561,216)	(2,566,029)	(2,492,359)
Tangible common equity (non-GAAP)	$3,119,285	$2,980,453	$2,839,354

Common shares outstanding	360,359,857	360,470,110	350,911,030

Tangible book value per common share (non-GAAP)	$8.66	$8.27	$8.09
Tangible equity / tangible assets (period end):
(Dollars in thousands)
Total stockholders' equity	$5,787,383	$5,653,364	$5,438,595
Less: Intangible assets (1)	(2,561,216)	(2,566,029)	(2,492,359)
Tangible equity (non-GAAP)	$3,226,167	$3,087,335	$2,946,236

Total assets	$44,145,664	$43,724,973	$42,021,887
Less: Intangible assets (1)	(2,561,216)	(2,566,029)	(2,492,359)
Tangible assets (non-GAAP)	$41,584,448	$41,158,944	$39,529,528

Tangible equity / tangible assets (period end) (non-GAAP)	7.76%	7.50%	7.45%
Tangible common equity / tangible assets (period end):
(Dollars in thousands)
Total stockholders' equity	$5,787,383	$5,653,364	$5,438,595
Less: Preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Intangible assets (1)	(2,561,216)	(2,566,029)	(2,492,359)
Tangible common equity (non-GAAP)	$3,119,285	$2,980,453	$2,839,354

Total assets	$44,145,664	$43,724,973	$42,021,887
Less: Intangible assets (1)	(2,561,216)	(2,566,029)	(2,492,359)
Tangible assets (non-GAAP)	$41,584,448	$41,158,944	$39,529,528

Tangible common equity / tangible assets (period end) (non-GAAP)	7.50%	7.24%	7.18%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	1Q23	4Q22	1Q22
KEY PERFORMANCE INDICATORS
Pre-provision net revenue:
(Dollars in thousands)
Net interest income	$336,654	$334,889	$234,076
Non-interest income	79,389	80,613	78,322
Less: Non-interest expense	(219,917)	(211,135)	(227,426)
Pre-provision net revenue (as reported)	$196,126	$204,367	$84,972
Pre-provision net revenue (as reported) (annualized)	$795,398	$810,804	$344,608
Adjustments:
Add: Merger-related expense (non-interest expense)	2,052	12,498	28,629
Add: Branch consolidation costs (non-interest expense)	—	2,838	4,178
Operating pre-provision net revenue (non-GAAP)	$198,178	$219,703	$117,779
Operating pre-provision net revenue (annualized) (non-GAAP)	$803,721	$871,647	$477,659

Efficiency ratio (FTE):
(Dollars in thousands)
Total non-interest expense	$219,917	$211,135	$227,426
Less: Amortization of intangibles	(5,119)	(3,545)	(3,227)
Less: OREO expense	(557)	(459)	(315)
Less: Merger-related expense	(2,052)	(12,498)	(28,629)
Less: Branch consolidation costs	—	(2,838)	(4,178)
Adjusted non-interest expense	$212,189	$191,795	$191,077

Net interest income	$336,654	$334,889	$234,076
Taxable equivalent adjustment	3,274	3,118	2,598
Non-interest income	79,389	80,613	78,322
Less: Net securities gains	17	—	—
Adjusted net interest income (FTE) + non-interest income	$419,334	$418,620	$314,996

Efficiency ratio (FTE) (non-GAAP)	50.60%	45.82%	60.66%
(1) Excludes loan servicing rights.